EXHIBIT 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden Communications
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(212) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

DALLAS, TX, November 14, 2007 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the third quarter ended September 30, 2007.

For the third quarter 2007, USHS reported revenues from continuing operations of $34.2 million as compared to $36.3 million in the same period last year. Net income from continuing operations was $1.2 million, or $0.15 per share, for the three months ended September 30, 2007, as compared to $2.4 million, or $0.29 per share, for the three months ended September 30, 2006.

For the nine months ended September 30, 2007, revenues from continuing operations were $93.9 million as compared to $89.8 million in the same period last year. Net income from continuing operations was $2.8 million, or $0.34 per share, as compared to $2.9 million, or $0.36 per share, respectively.

USHS previously reported that effective September 30, 2007 it had exited the consumer finance business and completed the sale of its consumer finance subsidiary assets. Operating results of its former consumer finance segment have been reclassified as discontinued operations for all periods. Net loss from these discontinued operations in third quarter 2007 was $2.4 million, or $0.30 per share, which included a net loss of $2.2 million on the disposal of the business consisting of a pre-tax loss of $1.3 million and an income tax expense of $910,000 on the transaction. Net loss from discontinued operations in the third quarter 2006 was $167,000, or $0.02 per share.

Net loss from discontinued operations was $2.7 million, or $0.33 per share, in nine months ended September 30, 2007, as compared to $292,000, or $0.04 per share in the prior year period.

Consolidated net loss was $1.2 million, or $0.15 per share, for the third quarter 2007 as compared to net income of $2.2 million, or $0.27 per share, for the third quarter last year. Consolidated net income was $103,000, or $0.01 per share for the nine months ended September 30, 2007 as compared to $2.6 million, or $0.32 per share, in the same period last year.

USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom tub liners and wall surround products, wood and composite decks and related accessories. The Company’s home improvement products are marketed exclusively through The Home Depot.

“The decline in our home improvement revenues in the current quarter resulted from lower new order input in the previous quarter”, stated Murray Gross, chairman and chief executive officer. “Because our cycle time to complete the installation of a new order and recognize the related revenue is generally 60 days, our revenues in third quarter were largely influenced by lower backlog of orders at the beginning of the quarter which resulted from a decrease in new orders in the second quarter 2007.”

“In the third quarter, although external pressures in the housing market continued to impede demand in some of our traditionally strong kitchen refacing markets, such as California and the New England area, and in all of our deck product markets, we achieved an increase of new orders of 3.6% to approximately $31.0 million from $29.9 million last year”, stated Mr. Gross. “We attribute the increase in new orders to our in-store-marketing program which we initiated in June 2007 to increase the number of customer appointments. During the third quarter we expanded this successful marketing initiative into 175 select The Home Depot Stores. We plan to expand this program into additional The Home Depot stores in the fourth quarter. I believe we will continue to see demand for home improvement products recover at a faster rate than the general housing market.”

Gross profit for home improvement operations was $17.8 million, or 51.9% of revenues in the third quarter 2007 as compared with $19.8 million, or 54.6% of revenues on the third quarter 2006.

“The decline in revenues in the current period resulted in a reduction of gross profit of $1.2 million as compared to the same quarter last year. Gross profit margin percentage was adversely affected by higher material and manufacturing labor costs resulting principally from product changes in our kitchen refacing program, and reduced deck product selling prices in our deck product line. We are currently evaluating several alternatives to improve our gross profit margins”, said Mr. Gross.

Mr. Gross concluded, “Our net income from home improvement operations in the current quarter reflects lower revenues, reduced gross profit margins and approximately $430,000 of start-up losses in markets we opened since June 2007. In late June 2007, we opened new sales and installation centers in Nashville, Tennessee and Birmingham, Alabama. In July 2007, we opened a center in Harrisburg, Pennsylvania and in August we opened centers in the Buffalo and Rochester, New York markets. We expect improved operating performance in these markets in the fourth quarter of 2007.”

“However, because of the softness in the deck business, we estimate that the contribution to earnings from the home improvement business will be $0.41 to $0.44 diluted share in 2007 as compared to our prior guidance of $0.55 to $0.58. These estimates do not include any adjustment that may result from further stock repurchases or any losses incurred in the consumer finance business.”

Discontinued Operations: Effective September 30, 2007, USHS exited the consumer finance business and sold substantially all of the assets of its consumer finance subsidiary, First Consumer Credit, Inc. (FCC), for approximately $2.6 million in a buyout led by management of the consumer finance subsidiary. Included among the assets sold were FCC’s portfolio of retail installment contracts (RIOs), FCC’s servicing asset, furniture, fixtures, equipment, goodwill and certain intellectual property. The Company retained FCC’s cash and certain of its accounts receivable.

“In connection with the transaction, FCC recognized a pre-tax loss of approximately $1.3 million, which included a write down of goodwill”, said Mr. Gross. “Because the goodwill does not qualify as a tax deduction under current tax regulations, for income tax purposes the transaction resulted in a taxable gain. Consequently, FCC recognized an income tax expense of approximately $910,000 resulting in a net loss of $2.2 million on the disposal of the assets. Excluding the loss from the transaction, FCC incurred a net loss of $186,000 in the three months ended September 30, 2007 as compared with $167,000 in the same period last year.”

Mr. Gross concluded, “During the third quarter we implemented our stock repurchase program. We purchased approximately 411,000 shares of our stock for $3.1 million. We intend to continue making purchases of our stock at times as we determine prudent. Based on our current stock price, we believe purchases of the Company’s stock represent an excellent investment that will provide long-term value to our shareholders.”

CONFERENCE CALL INFORMATION

Management of USHS will host a conference call to discuss its 2007 third quarter results at 4:30 p.m. ET on November 14. Financial results will be released that day.

Interested parties may access the call by calling 866-225-8729 from within the United States, or 480-293-1741 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through November 21, 2007, and can be accessed by dialing 800-406-7325 (U.S.), 303-590-3030 (Int’l), passcode 3801262.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until December 14, 2007 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products for The Home Depot in certain markets. The Company’s home improvement products are marketed nationally under the The Home Depot® Kitchen and Bathroom Refacing and The Home Depot Installed Decks brand. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, wood decks and related accessories. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements

USHS REPORTS THIRD QUARTER 2007 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (In thousands, except shares and per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$34,249	$36,316	$93,934	$89,786

Cost of remodeling contracts	16,489	16,471	44,265	42,624
Gross profit	17,760	19,845	49,669	47,162

Costs and expenses:
Branch operations	2,081	1,876	5,907	5,460
Sales, marketing and license fees	11,153	11,525	31,966	30,333
General and administrative	2,569	2,507	7,373	6,451
Total costs and expenses	15,803	15,908	45,246	42,244
Operating income	1,957	3,937	4,423	4,918
Interest expense	54	122	153	326
Other income (expense)	100	101	370	244
Income from continuing operations before income taxes	2,003	3,916	4,640	4,836
Income tax expense	767	1,527	1,795	1,927
Income from continuing operations	1,236	2,389	2,845	2,909

Loss on discontinued operations	(1,669)	(267)	(2,113)	(469)
Income tax expense (benefit)	797	(100)	629	(178)
Loss on discontinued operations	(2,466)	(167)	(2,742)	(291)

Net income (loss)	$(1,230)	$2,222	$103	$2,618

Net income (loss) per common share – basic and diluted:
Continuing operations	$0.15	$0.29	$0.34	$0.36
Discontinued operations	(0.30)	(0.02)	(0.33)	(0.04)
Net income (loss) per common share – basic and diluted	$(0.15)	$0.27	$0.01	$0.32

Number of weighted-average shares of common stock outstanding – basic	8,228,691	8,172,607	8,264,984	8,086,659
Number of weighted-average shares of common stock outstanding – diluted	8,228,691	8,312,562	8,403,161	8,275,188

USHS REPORTS THIRD QUARTER 2007 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	September 30, 2007	December 31, 2006
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$7,558,217	$10,561,972
Accounts receivable-trade, net of allowance for doubtful accounts of $157,834 and $246,204, respectively	7,426,618	4,714,808
Accounts receivable-other	4,298,334	430,877
Finance receivables held for investment, current	—	166,090
Income tax receivable	103,641	104,381
Commission advances	1,331,084	899,780
Inventories	4,625,765	4,258,866
Prepaid expenses	1,592,551	858,522
Deferred income taxes	681,473	839,610

Total current assets	27,617,683	22,834,906

Property, plant, and equipment, net	5,607,196	5,796,318
Finance receivables held for investment, net of current portion	—	97,575
Goodwill	3,589,871	7,357,284
Participation investment	—	2,191,285
Other assets	424,334	524,078

Total assets	$37,239,084	$38,801,446

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,980,568	$2,583,328
Customer deposits	57,472	74,625
Accrued wages, commissions, and bonuses	2,046,265	1,574,310
Federal and state taxes payable	259,555	2,786,034
Long-term debt, current portion	114,038	217,920
Other accrued liabilities	1,677,386	1,377,904

Total current liabilities	9,135,284	8,614,121

Deferred income taxes	405,413	432,223
Deferred revenue	—	6,640
Long-term debt, net of current portion	2,775,376	2,861,673

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 8,342,941 and 8,210,160 shares issued; 7,931,648 and 8,210,160 shares outstanding at September 30, 2007 and December 31, 2006, respectively	8,343	8,210
Additional capital	20,080,053	19,016,937
Retained earnings	7,964,240	7,861,642
Treasury stock, at cost, 411,293 shares at September 30, 2007	(3,129,625)	—

Total stockholders’ equity	24,923,011	26,886,789

Total liabilities and stockholders’ equity	$37,239,084	$38,801,446